Invitae Reports $46.2 Million in Revenue Driven by More Than 120,000 Samples Accessioned in the Second Quarter of 2020

-- Introduced expanded services and support for transition to telehealth across customer types --
-- Added 16 new biopharma partnerships, bringing the total number of partnership programs to more than 105 --
-- Hosting conference call and webcast today at 4:30pm Eastern/1:30pm Pacific --

SAN FRANCISCO, August 4, 2020 – Invitae Corporation (NYSE: NVTA), a leading medical genetics company, today announced financial and operating results for the second quarter ended June 30, 2020.

“While we experienced significant disruptions in the healthcare system due to the pandemic, we quickly established a solid recovery during the quarter. Our results highlight the strength of our operations and the benefits of our diversified menu, investments in telehealth capabilities and longstanding customer relationships, all of which position us to adapt and meet the changing needs of our customers,” said Sean George, Ph.D., co-founder and chief executive officer of Invitae. “We exited the quarter with a strong footing and increasing momentum. We remain confident in our ability to continue to deliver on our mission to bring genetic information into mainstream medicine.”

Second Quarter 2020 Financial Results
•Accessioned more than 120,000 samples in the second quarter of 2020 compared to 111,000 samples in the second quarter of 2019. Billable volume exceeded 113,000 in the second quarter of 2020
•Generated revenue of $46.2 million in the second quarter of 2020 compared to $53.5 million in revenue in the second quarter of 2019
•Reported average cost per sample of $358 in the second quarter of 2020 compared to $252 average cost per sample in the second quarter of 2019. Non-GAAP average cost per sample was $318 in the second quarter of 2020
•Achieved gross profit of $3.2 million in the second quarter of 2020 compared to $25.5 million of gross profit in the second quarter of 2019. Non-GAAP gross profit was $8.0 million in the second quarter of 2020

Total operating expense, excluding cost of revenue, for the second quarter of 2020 was $145.3 million. Non-GAAP operating expense was $105.7 million in the second quarter of 2020.

Net loss for the second quarter of 2020 was $166.4 million, or $1.29 net loss per share, compared to a net loss of $48.7 million in the second quarter of 2019, or $0.54 net loss per share. Non-GAAP net loss was $99.2 million, or $0.77 non-GAAP net loss per share, in the second quarter of 2020.

At June 30, 2020 cash, cash equivalents, restricted cash, and marketable securities totaled $428.5 million. Net increase in cash, cash equivalents and restricted cash for the quarter was $78.0 million. Cash burn, including various acquisition-related expenses, was $89.2 million for the quarter and $63.8 million when excluding the $25.4 million cash paid to acquire YouScript and Genelex.

Early in the quarter, in response to impacts of the pandemic, the company took actions to significantly scale back operational expenditures. The result of these changes is expected to decrease the discretionary spend in cost of revenue and operating expense beginning in the third quarter.

“We continue to see a solid recovery in volume, improvement in our operating leverage and ability to improve revenue generation. As a result, we are well positioned with sufficient capital to execute our strategy in the coming years,” continued Dr. George. “We have added or will be adding important capabilities to our platform through the acquisitions we announced this quarter and our ongoing product development efforts. With our mission clearly in focus, we can continue to navigate these unprecedented times.”

Corporate and Scientific Highlights
•Introduced expanded services and support for transition to telehealth across customer types
◦Launched new capabilities for Gia, the advanced clinical chatbot that became part of Invitae through the acquisition and rapid integration of Clear Genetics. New workflows added to Gia support obstetrician/gynecologists, oncologists, genetic counselors and other clinicians who order genetic testing
◦Increased support for the use of at-home testing using saliva kits, which do not require an in-person clinician visit
◦Provided professional education and support for clinicians transitioning to telehealth
•Acquired YouScript and Genelex to bring best-in-class pharmacogenetic testing, and robust, integrated clinical decision support to Invitae
•Further expanded international footprint, including the introduction of consumer-initiated telehealth genetic testing services in Canada for carrier testing in early pregnancy and cancer and cardiovascular risk testing
•Presented research that combined with new recommendations from a large, multidisciplinary consensus conference published in the Journal of Clinical Oncology, underscores the utility of increased access to genetic testing for men with prostate cancer across all stages of life
•Added 16 new biopharma partnerships, bringing the total number of partnership programs to more than 105, including nine new pharma partners in Invitae’s Detect programs providing no-charge genetic testing for conditions in which testing is underutilized and can improve diagnosis and treatment.
•Entered into a definitive agreement under which Invitae will combine with ArcherDX, Inc.
•Closed on a public offering with net proceeds of approximately $173.0 million and raised $44.5 million of net proceeds under the company's ATM
•In July, added non-invasive prenatal screening (NIPS) based on whole genome sequencing (WGS) to the Invitae platform, providing patients with easier access to affordable genetic testing in early pregnancy to realize cost reductions, improve the company's ability to scale services and pave the way for additional services based on WGS technology
•Partnered with a major health system to integrate clinical decision support software for use of pharmacogenetics in patient care

Webcast and Conference Call Details
Management will host a conference call and webcast today at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss financial results and recent developments. To register for the conference call and webcast, please use one of the methods below. Upon registering, each participant will be provided with call details and a registrant ID.

Online registration: http://www.directeventreg.com/registration/event/5882896

Phone registration: (888) 869-1189 or (706) 643-5902

The live webcast of the call and slide deck may be accessed here or by visiting the investors section of the company's website at ir.invitae.com. A replay of the webcast and conference call will be available shortly after the conclusion of the call and will be archived on the company's website.

About Invitae
Invitae Corporation (NYSE: NVTA) is a leading medical genetics company, whose mission is to bring comprehensive genetic information into mainstream medicine to improve healthcare for billions of people. Invitae's goal is to aggregate the world's genetic tests into a single service with higher quality, faster turnaround time, and lower prices. For more information, visit the company's website at invitae.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the company’s belief that it is well-positioned to adapt and meet the changing needs of its customers; the company’s belief regarding the momentum of its business and ability to continue to deliver on its mission to bring genetic information into mainstream medicine; the impact of the COVID-19 pandemic on the company’s business, and the measures it has taken or may take in the future with respect thereto; the impact of the company's acquisitions, including its proposed merger with ArcherDX, as well as its partnerships and product offerings; and the company's beliefs regarding the growth of its business, its position and impact on the genetic testing industry, its success in executing on its mission and strategy, and the benefits of genetic testing. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the impact of the COVID-19 pandemic on the company, and the effectiveness of the efforts it has taken or may take in the future in response thereto; the company's ability to continue to grow its business, including internationally; the company's history of losses; the company's ability to compete; the company's failure to manage growth effectively; the company's need to scale its infrastructure in advance of demand for its tests and to increase demand for its tests; the risk that the company may not obtain or maintain sufficient levels of reimbursement for its tests; the ability of Invitae and ArcherDX to obtain the approval of Invitae's and ArcherDX's stockholders, and to satisfy the other conditions to the closing of the acquisition and related financing transactions on a timely basis or at all; the occurrence of events that may give rise to a right of one or both of Invitae and ArcherDX to terminate the merger agreement; the company's failure to successfully integrate or fully realize the anticipated benefits of acquired businesses; the company's ability to use rapidly changing genetic data to interpret test results accurately and consistently; security breaches, loss of data and other disruptions; laws and regulations applicable to the company's business; and the other risks set forth in the company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. These forward-looking statements speak only as of the date hereof, and Invitae Corporation disclaims any obligation to update these forward-looking statements.

Non-GAAP Financial Measures
To supplement Invitae’s consolidated financial statements prepared in accordance with generally accepted accounting principles in the United States (GAAP), the company is providing several non-GAAP measures, including non-GAAP gross profit, non-GAAP cost of revenue, non-GAAP operating expense, including non-GAAP research and development, non-GAAP selling and marketing, non-GAAP general and administrative and non-GAAP other income (expense), net, as well as non-GAAP net loss and non-GAAP net loss per share and non-GAAP cash burn. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies. Management believes these non-GAAP financial measures are useful to investors in evaluating the company's ongoing operating results and trends.

Management is excluding from some or all of its non-GAAP operating results (1) amortization of acquired intangible assets, (2) acquisition-related stock-based compensation related to inducement grants, (3) post-combination expense related to the acceleration of equity grants or bonus payments in connection with the company's business combinations, (4) adjustments to the fair value of our acquisition-related liabilities and (5) acquisition-related income tax benefits. These non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact on the reported financial results. Management accounts for this limitation by analyzing results on a GAAP basis as well as a non-GAAP basis and also by providing GAAP measures in the company's public disclosures.

Cash burn excludes (1) changes in marketable securities, (2) cash received from equity financings and (3) cash received from exercises of warrants. Management believes cash burn is a liquidity measure that provides useful information to management and investors about the amount of cash consumed by the operations of the business. A limitation of using this non-GAAP measure is that cash burn does not represent the total change in cash, cash equivalents, and restricted cash for the period because it excludes cash provided by or used for other operating, investing or financing activities. Management accounts for this limitation by providing information about the company's operating, investing and financing activities in the statements of cash flows in the consolidated financial statements in the company's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K and by presenting net cash provided by (used in) operating, investing and financing activities as well as the net increase or decrease in cash, cash equivalents and restricted cash in its reconciliation of cash burn.

In addition, other companies, including companies in the same industry, may not use the same non-GAAP measures or may calculate these metrics in a different manner than management or may use other financial measures to evaluate their performance, all of which could reduce the usefulness of these non-GAAP measures as comparative measures. Because of these limitations, the company's non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the non-GAAP reconciliations provided in the tables below.

INVITAE CORPORATION
Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$168,203	$151,389
Marketable securities	253,933	240,436
Accounts receivable	27,905	32,541
Prepaid expenses and other current assets	21,081	18,032
Total current assets	471,122	442,398
Property and equipment, net	43,381	37,747
Operating lease assets	38,239	36,640
Restricted cash	6,343	6,183
Intangible assets, net	192,644	125,175
Goodwill	211,225	126,777
Other assets	6,921	6,681
Total assets	$969,875	$781,601
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$20,091	$10,321
Accrued liabilities	99,490	64,814
Operating lease obligations	6,339	4,870
Finance lease obligations	977	1,855
Total current liabilities	126,897	81,860
Operating lease obligations, net of current portion	42,134	42,191
Finance lease obligations, net of current portion	879	1,155
Convertible senior notes, net	276,092	268,755
Deferred tax liability	10,250	—
Other long-term liabilities	49,428	8,000
Total liabilities	505,680	401,961

Stockholders’ equity:
Common stock	13	10
Accumulated other comprehensive income (loss)	572	(9)
Additional paid-in capital	1,487,217	1,138,316
Accumulated deficit	(1,023,607)	(758,677)
Total stockholders’ equity	464,195	379,640
Total liabilities and stockholders’ equity	$969,875	$781,601

INVITAE CORPORATION
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue:
Test revenue	$45,099	$52,302	$108,177	$91,921
Other revenue	1,092	1,173	2,262	2,107
Total revenue	46,191	53,475	110,439	94,028
Cost of revenue	42,952	28,006	83,374	49,260
Research and development	74,963	25,302	130,631	43,296
Selling and marketing	39,520	30,779	81,640	54,972
General and administrative	30,838	21,274	54,660	34,593
Loss from operations	(142,082)	(51,886)	(239,866)	(88,093)
Other income (expense), net	(21,436)	1,381	(16,728)	2,019
Interest expense	(5,485)	(2,121)	(10,936)	(4,229)
Net loss before taxes	(169,003)	(52,626)	(267,530)	(90,303)
Income tax benefit	(2,600)	(3,950)	(2,600)	(3,950)
Net loss	$(166,403)	$(48,676)	$(264,930)	$(86,353)
Net loss per share, basic and diluted	$(1.29)	$(0.54)	$(2.35)	$(1.01)
Shares used in computing net loss per share, basic and diluted	129,023	90,863	112,765	85,148

INVITAE CORPORATION

Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(264,930)	$(86,353)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	14,500	6,725
Stock-based compensation	81,124	19,540
Amortization of debt discount and issuance costs	7,337	—
Amortization of premium on marketable securities	—	—
Impairment losses	—	—
Loss on disposal of assets	—	—
Loss on sales of available-for-sale securities	—	—
Remeasurements of liabilities associated with business combinations	26,749	(286)
Benefit from income taxes	(2,600)	(3,950)
Debt extinguishment costs	—	—
Other	(536)	1,182
Changes in operating assets and liabilities, net of businesses acquired:
Accounts receivable	4,939	3,153
Prepaid expenses and other current assets	(3,049)	(3,825)
Other assets	942	2,410
Accounts payable	9,185	(3,954)
Accrued expenses and other liabilities	3,585	4,267
Net cash used in operating activities	(122,754)	(61,091)
Cash flows from investing activities:
Purchases of marketable securities	(115,350)	(20,781)
Proceeds from sales of marketable securities	12,532	—
Proceeds from maturities of marketable securities	89,965	34,000
Acquisition of businesses, net of cash acquired	(57,576)	3,193
Purchases of property and equipment	(10,854)	(8,824)
Other	(1,334)	—
Net cash provided by (used in) investing activities	(82,617)	7,588
Cash flows from financing activities:
Proceeds from public offerings of common stock, net	217,489	184,490
Proceeds from issuance of common stock, net	6,760	5,123
Finance lease principal payments	(1,154)	(1,031)
Other	(750)	—
Net cash provided by financing activities	222,345	188,582
Net increase in cash, cash equivalents and restricted cash	16,974	135,079
Cash, cash equivalents and restricted cash at beginning of period	157,572	118,164
Cash, cash equivalents and restricted cash at end of period	$174,546	$253,243

INVITAE CORPORATION

Reconciliation of GAAP to Non-GAAP Cost of Revenue
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Cost of revenue	$42,952	$28,006	$83,374	$49,260
Amortization of acquired intangible assets	(4,757)	(689)	(7,430)	(985)
Non-GAAP cost of revenue	$38,195	$27,317	$75,944	$48,275

Reconciliation of GAAP to Non-GAAP Gross Profit
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue	$46,191	$53,475	$110,439	$94,028
Cost of revenue	42,952	28,006	83,374	49,260
Gross profit	3,239	25,469	27,065	44,768
Amortization of acquired intangible assets - cost of revenue	4,757	689	7,430	985
Non-GAAP gross profit	$7,996	$26,158	$34,495	$45,753

Reconciliation of GAAP to Non-GAAP Research and Development Expense
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Research and development	$74,963	$25,302	$130,631	$43,296
Amortization of acquired intangible assets	(117)	80	(233)	(233)
Acquisition-related stock-based compensation	(33,383)	(2,586)	(52,182)	(2,586)
Non-GAAP research and development	$41,463	$22,796	$78,216	$40,477

Reconciliation of GAAP to Non-GAAP Selling and Marketing Expense
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Selling and marketing	$39,520	$30,779	$81,640	$54,972
Amortization of acquired intangible assets	(786)	(675)	(1,571)	(1,349)
Non-GAAP selling and marketing	$38,734	$30,104	$80,069	$53,623

INVITAE CORPORATION

Reconciliation of GAAP to Non-GAAP General and Administrative Expense
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
General and administrative	$30,838	$21,274	$54,660	$34,593
Amortization of acquired intangible assets	—	(29)	(10)	(57)
Acquisition-related post-combination expense	(500)	(3,212)	(500)	(3,212)
Fair value adjustments to acquisition-related liabilities	(4,832)	—	(4,832)	—
Non-GAAP general and administrative	$25,506	$18,033	$49,318	$31,324

Reconciliation of Operating Expense to Non-GAAP Operating Expense
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Research and development	$74,963	$25,302	$130,631	$43,296
Selling and marketing	39,520	30,779	81,640	54,972
General and administrative	30,838	21,274	54,660	34,593
Operating expense	145,321	77,355	266,931	132,861
Amortization of acquired intangible assets	(903)	(624)	(1,814)	(1,639)
Acquisition-related stock-based compensation	(33,383)	(2,586)	(52,182)	(2,586)
Acquisition-related post-combination expense	(500)	(3,212)	(500)	(3,212)
Fair value adjustments to acquisition-related liabilities	(4,832)	—	(4,832)	—
Non-GAAP operating expense	$105,703	$70,933	$207,603	$125,424

Reconciliation of Other Income (Expense), Net to Non-GAAP Other Income (Expense), Net
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Other income (expense), net	$(21,436)	$1,381	$(16,728)	$2,019
Fair value adjustments to acquisition-related liabilities	25,392	—	21,729	—
Non-GAAP other income (expense), net	$3,956	$1,381	$5,001	$2,019

Reconciliation of Net Loss to Non-GAAP Net Loss Per Share
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net loss	$(166,403)	$(48,676)	$(264,930)	$(86,353)
Amortization of acquired intangible assets	5,660	1,313	9,244	2,624
Acquisition-related stock-based compensation	33,383	2,586	52,182	2,586
Acquisition-related post-combination expense	500	3,212	500	3,212
Fair value adjustments to acquisition-related liabilities	30,224	—	26,561	—
Acquisition-related income tax benefit	(2,600)	(3,950)	(2,600)	(3,950)
Non-GAAP net loss	$(99,236)	$(45,515)	$(179,043)	$(81,881)

Non-GAAP net loss per share, basic and diluted	$(0.77)	$(0.50)	$(1.59)	$(0.96)
Shares used in computing net loss per share, basic and diluted	129,023	90,863	112,765	85,148

INVITAE CORPORATION

Reconciliation of Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash to Cash Burn
(in thousands)
(unaudited)

	Three Months Ended March 31, 2020	Three Months Ended June 30, 2020	Six Months Ended June 30, 2020

Net cash used in operating activities	$(62,361)	$(60,393)	(122,754)
Net cash provided by (used in) investing activities	801	(83,418)	(82,617)
Net cash provided by financing activities	551	221,794	222,345
Net increase (decrease) in cash, cash equivalents and restricted cash	(61,009)	77,983	16,974

Adjustments:
Purchases of investments	—	115,350	115,350
Sales of investments	(12,532)	—	(12,532)
Maturities of investments	(24,965)	(65,000)	(89,965)
Proceeds from public offering of common stock, net of issuance costs	—	(217,489)	(217,489)
Proceeds from exercises of warrants	(27)	(35)	(62)
Cash burn	$(98,533)	$(89,191)	(187,724)

• Cash burn for the three months ended March 31, 2020 includes $32.3 million of cash paid in connection with the acquisition of Diploid and cash burn for the three months ended June 30, 2020 includes $25.4 million of cash paid in connection with the acquisitions of Genelex and YouScript. The change in marketable securities for the six months ended June 30, 2020 includes unrealized gains of $0.6 million.

Source: Invitae Corporation
Contact:
Laura D’Angelo
ir@invitae.com
(628) 213-3369
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